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                                                                    EXHIBIT 99.1

                           FORM OF EXCHANGE AGREEMENTS

             EXCHANGE AGREEMENT (the "Agreement"), dated as of __________, 2002, between Merck & Co., Inc., a New Jersey corporation ("Merck"), and [Goldman, Sachs & Co., a New York limited partnership] [J.P. Morgan Securities Inc., a Delaware corporation] ("Investment Bank"), and, solely with respect to Sections 2, 7, 8, 9, 10 and 11 hereof, Medco Health Solutions Inc., a Delaware corporation ("Medco").

             WHEREAS, Merck desires to exchange shares of common stock, $.01 par value, of Medco ("Medco Common Stock") with Investment Bank for certain debt obligations of Merck held by Investment Bank;

             WHEREAS, Investment Bank desires to exchange such debt obligations of Merck for Medco Common Stock; and

             WHEREAS, concurrently with the execution and delivery of this Agreement, Merck and [J.P. Morgan Securities Inc.] [Goldman, Sachs & Co.] (the "Parallel Investment Bank"), and, solely with respect to certain sections, Medco, are entering into an exchange agreement (the "Parallel Exchange Agreement"), pursuant to which Merck will exchange shares of Medco Common Stock with Parallel Investment Bank for certain debt obligations of Merck held by Parallel Investment Bank, subject to the same terms and conditions as set forth in this Agreement.

             NOW THEREFORE, in consideration of the representations, warranties and agreements contained in this Agreement, the parties agree as follows:

             1.  Exchange of Shares for Debt Obligations. Subject to the terms
                 ---------------------------------------
and conditions and in reliance upon the representations and warranties in this
Agreement:

             (a) (i) Merck will transfer and deliver to Investment Bank, and Investment Bank will accept, the number of shares of Medco Common Stock set forth on Schedule I (the "Shares"), and (ii) Investment Bank will transfer to Merck, and Merck will accept, Merck's debt obligations set forth on Schedule I (the "Debt Obligations").

             (b) The Shares to be transferred to Investment Bank hereunder, in definitive form and in such authorized denominations and registered in such names as Investment Bank may request upon at least forty-eight hours' prior notice to Merck, shall be delivered by or on behalf of Merck to Investment Bank through the facilities of the Depository Trust Company ("DTC"), for the account of Investment Bank, against receipt by or on behalf of Merck of the Debt Obligations. Merck will cause the certificates representing the Shares to be made available for checking and packaging at least twenty-four hours prior to the Closing (as defined below) at the office of DTC or its designated custodian (the "Designated Office"). Such delivery and payment shall be made on the same date and at the same place as, but occur immediately prior to, the First Time of Delivery of the Medco common stock contemplated by the Underwriting Agreement among Investment Bank and Parallel Investment Bank (together, the "Investment

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Banks"), as selling stockholders, the underwriters named in Schedule I thereto
(the "Underwriters"), Medco, Merck and Salomon Smith Barney Inc. as the qualified independent underwriter, dated the date hereof (the "Underwriting Agreement"). Such time and date for delivery of the Shares is herein called the "Closing".

             (c) The documents to be delivered at the Closing by or on behalf of the parties hereto pursuant to Section 4 hereof will be delivered at the offices of Sullivan & Cromwell, 125 Broad Street, New York, NY 10004 (the "Closing Location"), and the Shares will be delivered at the Designated Office, all at the time of the Closing. A meeting will be held at the Closing Location at ...... p.m., New York City time, on the New York Business Day next preceding the Closing, at which meeting the final drafts of the documents to be delivered pursuant to the preceding sentence will be available for review by the parties hereto. "New York Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York are generally authorized or obligated by law or executive order to close.

             2.   Registration of Shares, Etc. Medco has filed with the
                  ----------------------------
Securities and Exchange Commission (the "Commission") a registration statement (No. 333-86392) on Form S-1, including a prospectus relating to the Shares to be acquired by Investment Bank under this Agreement and sold by Investment Bank as a principal for its own account in a public offering (the "Public Offering").

             (a) Medco agrees that if the Closing occurs but Investment Bank does not sell all of the Shares it acquires pursuant to Section 1 in the Public Offering, Medco (and, for purposes of clause (v) below, Merck) shall enter into a registration rights agreement with Investment Bank, which agreement shall contain the following provisions:

             (i) Upon written request by Investment Bank, Medco shall use its reasonable efforts to file as promptly as practicable (but in no event more than 90 days after so required or requested pursuant to this Section
      2) with the Commission, and thereafter shall use its reasonable efforts to cause to be declared effective, a registration statement on an appropriate form under the Securities Act of 1933, as amended (the "Securities Act"), relating to the resale of the Shares and the shares acquired under the Parallel Exchange Agreement, if any (collectively, "Registrable Shares"), by Investment Bank (the "Registration Statement").

             (ii) Subject to the last sentence of this clause (ii): (A) Investment Bank shall have the right to submit a total of one written request to file a Registration Statement during the period from 45 days following the date of this Agreement until the one-year anniversary of the date of this Agreement; and (B) Investment Bank shall have the right to submit a written request to file a total of one additional Registration Statement during the period from the one-year anniversary of this Agreement until the earlier of (1) the date that is two years from the date of the Closing or (2) the first date as of which all the Registrable

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      Shares held by Investment Bank have been sold. No request for registration may be made by Investment Bank unless the number of shares sought to be included exceeds the Threshold Number (as defined below). The foregoing notwithstanding, Investment Bank's right to request that a Registration Statement be filed shall terminate on the earlier of (X) the first date on which the Registrable Shares held by Investment Bank become eligible for resale without volume restrictions pursuant to Rule 144 under the Securities Act or (Y) the number of Registrable Shares held by Investment Bank at such time is less than the Threshold Number. The "Threshold
      Number" is the lesser of (1) [_______] and (2) the number of shares that could be resold by Investment Bank at the relevant time in accordance with Rule 144 under the Securities Act.

             (iii) Investment Bank agrees that Medco may refuse to file a Registration Statement for a period not to exceed 60 days in any three-month period or for three periods not to exceed an aggregate of 120 days in any twelve-month period (each, a "Suspension Period") for valid business reasons, to be determined by Medco in its sole reasonable judgment (not including avoidance of Medco's obligations hereunder), including, without limitation, the acquisition or divestiture of assets, public filings with the Commission, pending corporate developments and similar events. Medco shall provide notice to Investment Bank of a Suspension Period.

             (iv) Medco shall use its reasonable efforts to cause (A) a Registration Statement and any amendment thereto and any prospectus forming part thereof and any supplement thereto to comply in all material respects with the Securities Act and the rules and regulations of the Commission thereunder, (B) a Registration Statement and any amendment thereto (in either case, other than with respect to information included therein in reliance upon or in conformity with written information furnished to Medco by or on behalf of Investment Bank specifically for use therein ("Investment Bank's Information")) not to contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and (C) any prospectus forming part of any Registration Statement, and any supplement to such prospectus (in either case, other than with respect to Investment Bank's Information), not to include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

             (v) In connection with a Registration Statement, Merck and Medco shall enter into an indemnification agreement with Investment Bank in which Merck and Medco will provide the same indemnification and contribution to Investment Bank for the information contained in the Registration Statement as Merck and Medco provided to the Underwriters in the Underwriting Agreement, and Investment Bank will provide the same indemnification and contribution to

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      Merck and Medco for Investment Bank's Information as Investment Bank
      provided in its capacity as underwriter in the Underwriting Agreement.

             3.    Representations and Warranties. (a) Merck hereby represents
                   ------------------------------
and warrants to Investment Bank that all of the representations and warranties of Merck contained in Section 1(b) of the Underwriting Agreement are true and correct.

             (b)   Investment Bank hereby represents and warrants to Merck that:

             (i) Investment Bank is a [limited partnership][corporation] duly organized, validly existing and in good standing under the laws of the State of [New York] [Delaware]. Investment Bank has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Investment Bank and constitutes a legal, valid and binding obligation of Investment Bank, enforceable against Investment Bank in accordance with its terms.

             (ii) No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign ("Governmental Entity") or nongovernmental third party is required to be obtained or made by or with respect to Investment Bank in connection with the execution, delivery and performance of this Agreement except as have been previously obtained or made.

             (iii) Neither the exchange of the Debt Obligations nor the consummation of any other of the transactions herein contemplated nor the fulfillment of the terms hereof will result in a breach of any of the terms and provisions of, or constitute a default under, any indenture, mortgage, deed of trust or other agreement or instrument to which Investment Bank is a party or by which it is bound, or Investment Bank's charter or other organizational documents, or, to the best of its knowledge, any order, rule or regulation applicable to Investment Bank of any court, federal or state regulatory body, administrative agency or other governmental body having jurisdiction over Investment Bank or its properties.

             (iv) Investment Bank has good and valid title to the Debt Obligations, free and clear of any liens, claims, equities, encumbrances, security interests, options, charges or restrictions of any kind (collectively, "Liens"). Upon delivery to Merck at the Closing of the Debt Obligations to be exchanged, for transfer to Merck through the facilities of DTC, and upon Investment Bank's exchange for the Shares, good and valid title to the Debt Obligations will pass to Merck, free and clear of any Liens, other than those arising from acts of Merck (other than those arising as a result of this Agreement or the Underwriting Agreement or acts of Merck contemplated by the Registration Statement). To the best knowledge of Investment Bank, other than this Agreement, the Debt Obligations are not subject

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      to any contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the disposition of the Debt Obligations.

             (v) Investment Bank has made its own independent inquiry as to the legal, tax and accounting aspects of the transactions contemplated by this Agreement and any related transactions, and Investment Bank has not relied on Merck, Merck's legal counsel or Merck's accounting advisors for legal, tax or accounting advice in connection with the transactions contemplated by this Agreement or any related transactions.

             4.    Conditions to the Closing.
                   -------------------------

             (a) The obligations of Investment Bank to exchange the Debt Obligations for the Shares at the Closing shall be subject to the satisfaction of the following conditions:

             (i) Merck shall have furnished to Investment Bank an opinion of Fried, Frank, Harris, Shriver & Jacobson, dated the date of the Closing, to the effect set forth in Exhibit 1 hereto.

             (ii) No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition shall be in effect preventing the consummation of the transactions contemplated hereunder.

             (iii) The representations and warranties of Merck in this Agreement shall be true and correct in all material respects on and as of the date of the Closing, with the same effect as if made on such date, and Merck shall have complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the date of the Closing, and Merck shall have furnished to Investment Bank a certificate of Merck, in form reasonably satisfactory to the Investment Bank signed by an officer of Merck, dated the date of the Closing, to the foregoing effects.

             (iv) All of the conditions to the obligations of the Underwriters to purchase and pay for the Shares to be delivered at the Closing as set forth in Section 8 of the Underwriting Agreement shall have been satisfied.

In case any of such conditions shall not have been fulfilled, this Agreement may be terminated by Investment Bank by delivering written notice of termination to Merck and Medco.

             (b) The obligations of Merck to exchange the Shares for the Debt Obligations at the Closing shall be subject to the satisfaction of the following conditions:

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             (i)  The representations and warranties of Investment Bank in this
      Agreement shall be true and correct in all material respects on and as of the date of the Closing, with the same effect as if made on the date of the Closing, and Investment Bank shall have complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the date of the Closing.

             (ii) All of the conditions to the obligations of the Selling Stockholders (as defined in the Underwriting Agreement) to deliver the Shares and the shares acquired under the Parallel Exchange Agreement to be delivered at the Closing upon payment therefor set forth in Section 9 of the Underwriting Agreement shall have been satisfied.

             In case any of such conditions shall not have been fulfilled, this Agreement may be terminated by Merck by delivering written notice of termination to Investment Bank, the Parallel Investment Bank and Medco. Any such termination shall be without liability of any party to any other party except to the extent provided in Sections 7 and 10 of the Underwriting Agreement.

             5.   Postponement or Termination of Agreement.
                  ----------------------------------------

             (a) This Agreement may be terminated by Investment Bank by delivering written notice of termination to Merck and Medco at any time prior to the Closing, if after the signing of this Agreement, one or more of the following events occurs: (i) a suspension or material limitation in trading in securities generally on the New York Stock Exchange or on the NASDAQ National Market System; (ii) a suspension or material limitation in trading in Medco's securities on the New York Stock Exchange; (iii) a general moratorium on commercial banking activities declared by either Federal or New York State authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States; (iv) the outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war; or (v) the occurrence of any other calamity or crisis or any change in financial, political or economic conditions in the United States or elsewhere, if the effect of any such event specified in clause (iv) or (v) in the judgment of the Investment Bank makes it impracticable or inadvisable to proceed with the public offering or the delivery of the Shares on the terms and in the manner contemplated in the Prospectus (as defined in the Underwriting Agreement). A termination of this Agreement pursuant to this
Section 5(a) shall be without liability of any party to any other party except to the extent provided in Sections 7 and 10 of the Underwriting Agreement.

             (b) If prior to the Closing Investment Bank or Parallel Investment Bank shall have notified Merck that it has reason to believe in good faith that one or more Underwriters are likely to default on its or their obligation to purchase the Firm Shares, as defined in the Underwriting Agreement, which it has agreed to purchase under the Underwriting Agreement at the First Time of Delivery, then the Closing shall not occur

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on such scheduled date. In such event, if pursuant to the Underwriting Agreement the representatives of the Underwriters (the "Representatives") either agree to purchase or arrange for another party or other parties to purchase the Firm Shares which such defaulting Underwriter agreed but failed to purchase (the "Defaulted Shares") on the terms contained therein within thirty-six hours after the First Time of Delivery was originally scheduled to occur, Investment Bank shall so notify Merck. If pursuant to the Underwriting Agreement the Representatives neither agree to purchase nor arrange for another party or other parties to purchase all of the Defaulted Shares on the terms contained therein within thirty-six hours after the First Time of Delivery was originally scheduled to occur, then pursuant to the Underwriting Agreement Medco shall be entitled to a further period of thirty-six hours within which to procure another party or other parties satisfactory to Investment Bank and Parallel Investment Bank to purchase all of the Defaulted Shares on such terms. In the event that, within the respective prescribed periods, the Representatives notify Merck that they have so arranged for the purchase of the Firm Shares or that Medco has so arranged for the purchase of the Firm Shares, Investment Bank or Merck shall have the right to postpone the Closing for a period of not more than seven days, in order to effect whatever changes may thereby be made necessary in the Registration Statement or the Prospectus (as such terms are defined in the Underwriting Agreement), or in any other documents or arrangements; provided, however, that if Parallel Investment Bank shall postpone the Closing under the Parallel Exchange Agreement with Merck, Merck and Investment Bank shall postpone the Closing hereunder to the same date and time.

             (c) If, after giving effect to any arrangements for the purchase of the Firm Shares of a defaulting Underwriter or Underwriters by the Representatives and Medco as provided in the Underwriting Agreement, the aggregate number of such Firm Shares which remains unpurchased under the Underwriting Agreement would not exceed one-eleventh of the aggregate number of all the Firm Shares to be purchased thereunder at the First Time of Delivery, then Merck shall have the right to require Investment Bank to purchase the Shares that Investment Bank agreed to purchase hereunder at the Closing, provided, however, that Merck shall at the same time require Parallel Investment Bank to purchase the Shares which Parallel Investment Bank agreed to purchase under the Parallel Exchange Agreement at the Closing.

             (d) If, after giving effect to any arrangements for the purchase of the Firm Shares of a defaulting Underwriter or Underwriters by the Representatives and Medco as provided in the Underwriting Agreement, the aggregate number of such Firm Shares which remains unpurchased exceeds one-eleventh of the aggregate number of all of the Firm Shares to be purchased thereunder at the First Time of Delivery, or if Merck shall not exercise the right described in subsection (c) above to require Investment Bank to purchase the Shares, then this Agreement shall thereupon terminate, without liability of any party to any other party except to the extent provided in Sections 7 and 10 of the Underwriting Agreement.

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             6. Relationship of Parties. All acquisitions of Debt Obligations by
                -----------------------
Investment Bank, all exchanges of Debt Obligations for Shares by Investment Bank pursuant to this Agreement, all distributions by Investment Bank of the Shares and all other acts or omissions of Investment Bank in connection with this Agreement, are for Investment Bank's own account and not for the account of Merck. No principal-agent relationship is, or is intended to be created between Merck and Investment Bank, by any of the provisions of this Agreement.

             7. Survival of Provisions. The respective agreements,
                ----------------------
representations, warranties and other statements of Merck or its officers and of Investment Bank or its officers and agreements of Medco or its officers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of Investment Bank, Merck, Medco or any of their respective officers and will survive the exchange of the Debt Obligations for the Shares.

             8. Notices. All notices or other communications under this
                -------
Agreement shall be in writing and shall be deemed to be duly given as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) or delivered by a nationally recognized courier service to the parties at the following address or sent by electronic transmission to the telecopier numbers specified below:

             If to Investment Bank, to:

             [Goldman, Sachs & Co.                  [J.P. Morgan Securities Inc.
             85 Broad Street, 15th Floor            270 Park Avenue
             New York, NY 10004                     New York, New York 10017
             Attention:  Registration Department    Attention:
             Telecopier: (212) 357-5505]            Telecopier:  (212) 270-1648]


             If to Merck, to:

             Merck & Co., Inc.
             One Merck Drive
             PO Box 100
             Whitehouse Station, NJ 08889-0100
             Attn:
             Telecopier:

             If to Medco, to:

             Medcohealth Solutions, Inc.
             100 Parsons Pond Drive

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             Franklin Lakes, NJ 07417
             Attn:
             Telecopier:

             9.  Successors. This Agreement will inure to the benefit of and be
                 ----------
binding upon the parties hereto and their respective successors and no other person will have any right or obligation hereunder.

             10. Applicable Law. This Agreement shall be governed by and
                 --------------
construed in accordance with the laws of the State of New York.


             11. Counterparts. This Agreement may be executed by any one or more
                 ------------
parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

             12. Disclosure Authorized. Merck and the Investment Bank are
                 ---------------------
authorized, subject to applicable law, to disclose any and all aspects of this potential transaction that are necessary to support any U.S. federal income tax benefits expected to be claimed with respect to such transaction.

             IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

                                        MERCK & CO., INC.

                                        By
                                          --------------------------------
                                          Name:
                                          Title:


                                        [GOLDMAN, SACHS & CO.,]
                                        [J.P. MORGAN SECURITIES INC.]

                                        By
                                          --------------------------------
                                          Name:
                                          Title:

As to Sections 2, 7, 8, 9, 10 and 11 only:

                                        MEDCO HEALTH SOLUTIONS, INC.

                                        By
                                          --------------------------------
                                          Name:
                                          Title:


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                                                                      SCHEDULE I

                         Shares to be delivered by Merck
                         -------------------------------




         23,350,000 shares of Medco Common Stock.





               Debt Obligations to be delivered by Investment Bank
               ---------------------------------------------------



     Debt Obligation(s)                               Face Amount
     ------------------                               -----------



                                                      -----------
                                        Total
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